UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2009

ACCOUNTABILITIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-30734	11-3255619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 Broadway, 11th Floor, New York, New York		10038
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (646) 443-2380

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 29, 2009, Accountabilities, Inc. (the “Company”) entered into an Exchange Agreement with Tri-State Employment Services, Inc. (“Tri-State”) pursuant to which the Company agreed to exchange 2,333,333 shares of its common stock, par value $0.0001 per share, for previously issued debt held by Tri-State of approximately $700,000, which equals a per share exchange price of $0.30 per share.  Tri-State recently acquired the debt from a third party.  The Company believes that the issuance of shares in exchange for the promissory notes held by Tri-State was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, as a transaction not involving a public offering.  Tri-State and its affiliates currently own approximately 61.5% of the shares of the Company’s common stock outstanding and individuals affiliated with Tri-State are members of the Company’s Board of Directors and serve as officers of the Company.  A special committee of independent directors of the Company approved entering into the Exchange Agreement.  The transactions contemplated by the Exchange Agreement were consummated on December 29, 2009.

The Exchange Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing summary description of the Exchange Agreement does not purport to be complete and is qualified in its entirety by reference to Exhibit 10.1.  A copy of the press release issued by the Company discussing this transaction is attached hereto as exhibit 99.1 and is herein incorporated by reference.

ITEM 3.02      UNREGISTERED SALES OF EQUITY SECURITIES

The information included in Item 1.01 to this Current Report on Form 8-K is hereby incorporated by reference into this Item 3.02.

ITEM 8.01  OTHER EVENTS

On December 24, 2009 the Board of Directors approved a reorganization of the Company into a holding company structure.  In the transaction, the Company will become a wholly-owned subsidiary of a newly formed holding company.  Stockholders of record will receive shares of the holding company on a one for one basis and will not otherwise be affected by the anticipated reorganization.  The transaction is expected to be consummated in the Company’s current fiscal quarter.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

Exhibit No.	Description of Exhibit
10.1	Exchange Agreement
99.1	Press Release dated January 5, 2010

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Accountabilities, Inc.

Dated:	January 5, 2010	By:	/s/ Jay H. Schecter
		Name:	Jay H. Schecter
		Title:	Chief Executive Officer